Pioneer Announces Major Supply Award for
Energy-efficient Transformers; Other Significant Customer Orders

New and Expanded Renewal Business Valued at $30 million

Fort Lee, NJ, September 16, 2015 / PRNewswire / – Pioneer Power Solutions, Inc. (Nasdaq: PPSI) (“Pioneer” or the “Company”), a company engaged in the manufacture, sale and service of electrical transmission, distribution and on-site power generation equipment, today announced that it has been selected by a  major current customer to fulfill its demand for aluminum-wound, distribution transformers compliant with the Department of Energy's new efficiency standards effective as of January 1, 2016. The award, which is still subject to the execution of a master purchase agreement, will replace and expand Pioneer's existing supply relationship with the customer. The purchase agreement is expected to yield significantly higher annual sales as a result of the Company's higher awarded share of the customer’s demand, and increased pricing related to the new efficiency standards.

Thomas Klink, President of Pioneer's dry-type transformer business and a Director of Pioneer commented, "This achievement is an affirmation of our consistently high service levels and the competitiveness of the solutions we have to offer. It marks the next natural step in our relationship with the customer, which has grown significantly over the last 10 years in its strategic importance to Pioneer."

In addition, Pioneer announced a number of other major customer projects expected to be completed during the remainder of 2015 and in 2016. They include an initial award to Pioneer CEP for a series of power houses to be used at a utility-scale solar project in Southern California, and a follow-on OEM order for custom magnetics used in power distribution units (PDUs) at data centers owned by one of the world's five-largest e-commerce companies. In its Critical Power business,  Pioneer announced the commencement of generator service work at over 1,300 cell tower sites in Verizon Communications' North Midwest region, and a series of backup power equipment upgrades and preventive maintenance service orders to be completed at over 1,300 Target Corporation stores across the United States during the remainder of the year.

Nathan Mazurek, Chairman and CEO of Pioneer commented, "These awards are expected to result in revenue of over $30 million in the aggregate,  of which we expect approximately $20 million to be incremental. They underscore the benefits of our acquisition, integration and product development strategies aimed at becoming less reliant on the utility, oil and gas and mining sectors, particularly in Canada, and diversify our portfolio of solutions to become more relevant in the renewable energy, data center, telecommunications and retail industries, among others."

About Pioneer Power Solutions, Inc.

Pioneer Power Solutions, Inc. manufactures, sells and services a broad range of specialty electrical transmission, distribution and on-site power generation equipment for applications in the utility, industrial, commercial and backup power markets. The Company's principal products and services include custom-engineered electrical transformers, switchgear and engine-generator sets and controls, complemented by a national field-service organization to maintain and repair power generation assets. Pioneer is headquartered in Fort Lee, New Jersey and operates from 14 additional locations in the U.S., Canada and Mexico for manufacturing, centralized distribution, engineering, sales, service and administration. To learn more about Pioneer, please visit our website at www.pioneerpowersolutions.com

Safe Harbor Statement:

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements may be preceded by the words "intends," "may," "will," "plans," "expects," "anticipates," "projects," "predicts," "estimates," "aims," "believes," "hopes," "potential" or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company's control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) the Company's ability to expand its business through strategic acquisitions, (ii) the Company's ability to integrate acquisitions and related businesses, (iii) the fact that many of the Company's competitors are better established and have significantly greater resources, and may subsidize their competitive offerings with other products and services, which may make it difficult for the Company to attract and retain customers, (iv) the Company's dependence on Hydro-Quebec Utility Company and Siemens Industry, Inc. for a large portion of its business, and the fact that any change in the level of orders from Hydro-Quebec Utility Company or Siemens Industry, Inc. could have a significant impact on the Company's results of operations, (v) the potential loss or departure of key personnel, including Nathan J. Mazurek, the Company's Chairman, President and Chief Executive Officer, (vi) the fact that fluctuations between the U.S. dollar and the Canadian dollar will impact the Company's revenues, (vii) the Company's ability to generate internal growth, (viii) market acceptance of existing and new products, (ix) the Company’s dependence on a distributor agreement with Generac Power Systems through which it derives a significant portion of its revenues, (x) operating margin risk due to competitive pricing and operating efficiencies, supply chain risk, material, labor or overhead cost increases, interest rate risk and commodity risk, (xi) restrictive loan covenants or the Company's ability to repay or refinance debt under its credit facilities that could limit the Company's future financing options and liquidity position and may limit the Company's ability to grow its business, (xii) general economic and market conditions in the electrical equipment, power generation, commercial construction, industrial production, oil and gas, marine and infrastructure industries, (xiii) the impact of geopolitical activity on the economy, changes in government regulations such as income taxes, climate control initiatives, the timing or strength of an economic recovery in the Company's markets and the Company's ability to access capital markets, (xiv) the fact that unanticipated increases in raw material prices or disruptions in supply could increase production costs and adversely affect the Company's profitability, (xv) the fact that the Company's Chairman controls a majority of the Company's combined voting power, and may have, or may develop in the future, interests that may diverge from yours, (xvi) material weaknesses in the Company’s internal control over financial reporting that could have an adverse effect on the Company’s business and common stock price, and (xvii) the fact that future sales of large blocks of the Company's common stock may adversely impact the Company's stock price. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company's filings with the Securities and Exchange Commission, including the Company's Annual and Quarterly Reports on Form 10-K and Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC's web site at www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

CONTACT:

Brett Maas, Managing Partner

Hayden IR

(646) 536-7331

brett@haydenir.com